Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

MSG SPORTS, LLC

(TO BE RENAMED MSG KNICKS, LLC)

AND

MSG NYR HOLDINGS, LLC

dated as of [●], 2026

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS

Section 1.1. General	1
Section 1.2. Reference; Interpretation	4

ARTICLE II
SERVICES

Section 2.1. Services	4
Section 2.2. Standard of Service	5
Section 2.3. Additional Services	5
Section 2.4. Representative	5

ARTICLE III
LICENSES AND PERMITS

Section 3.1. Licenses and Permits	6

ARTICLE IV
PAYMENT

Section 4.1. General	6
Section 4.2. Additional Expenses	6
Section 4.3. Adjustments	7
Section 4.4. Invoices	7
Section 4.5. Failure to Pay	8
Section 4.6. Termination of Services	8

ARTICLE V
INSURANCE MATTERS

Section 5.1. Existing Insurance Policies	8
Section 5.2. Disclaimer	9
Section 5.3. Insurance Transition	9
Section 5.4. Claims Made Policies	9
Section 5.5. Post-Distribution Claims for Pre-Distribution Events	9
Section 5.6. Audits and Adjustments	10
Section 5.7. No Assignment or Waiver	10
Section 5.8. No Limitation on Insurance	10
Section 5.9. Scope	10

ARTICLE VI
INDEMNIFICATION

Section 6.1. Indemnification of Party Receiving Services	10
Section 6.2. Indemnification of Party Providing Services	11
Section 6.3. Third-Party Claims	11
Section 6.4. Indemnification Payments	13
Section 6.5. Survival	14

ARTICLE VII
COOPERATION; CONFIDENTIALITY; TITLE

Section 7.1. Good Faith Cooperation; Consents	14
Section 7.2. Confidentiality	14
Section 7.3. Internal Use; Title, Copies, Return	14

ARTICLE VIII
TERM

Section 8.1. Duration	15
Section 8.2. Early Termination by Knicksco	15
Section 8.3. Early Termination by Rangersco	16
Section 8.4. Termination of MSGE-MSGK Services Agreement	16
Section 8.5. Suspension Due to Force Majeure	17
Section 8.6. Consequences of Termination	17

ARTICLE IX
RECORDS

Section 9.1. Maintenance of Records	17

ARTICLE X
DISPUTE RESOLUTION

Section 10.1. Negotiation	17
Section 10.2. Continuity of Service and Performance	18
Section 10.3. Other Remedies	18

ARTICLE XI
NOTICES

Section 11.1. Notices	18

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Transition Services Agreement, dated as of [●], 2026 (this “Agreement”), between MSG Sports, LLC (to be renamed MSG Knicks, LLC) a Delaware limited liability company (“Knicksco”), and MSG NYR Holdings, LLC, a Delaware limited liability company (“Rangersco”).

W I T N E S S E T H:

WHEREAS, Knicksco’s parent, Madison Square Garden Sports Corp. (to be renamed MSG Knickerbockers Corp.) (“Remainco”) and Rangersco’s parent, MSGS Spinco, Inc. (to be renamed MSG Rangers Corp.) (“Spinco”), have entered into a Distribution Agreement, dated as of [●], 2026 (the “Distribution Agreement”), which sets forth the terms pursuant to which Remainco will transfer certain assets to Spinco and Remainco will distribute the common stock of Spinco to shareholders of Remainco (the “Distribution”); and

WHEREAS, in connection with the Distribution, and in order to ensure an orderly transition under the Distribution Agreement, it will be necessary for each of the parties to provide to the other the Services described herein for a transitional period;

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants contained herein, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. General. As used in this Agreement, the following terms have the respective meanings set forth below:

“Action” shall have the meaning assigned to that term in the Distribution Agreement.

“Affiliate” shall, subject to the next succeeding sentence, have the meaning assigned to that term in the Distribution Agreement. For clarity, unless the context otherwise requires, a reference to a Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution; provided that for purposes of this Agreement, Knicksco and Rangersco shall not be considered Affiliates.

“Ancillary Agreement” shall have the meaning assigned to that term in the Distribution Agreement.

“Applicable Rate” shall mean the Prime Rate (as defined below) plus three percent (3%) per annum.

“Bankruptcy Event” with respect to a party shall mean the filing of an involuntary petition in bankruptcy or similar proceeding against such party seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for it or for all or substantially all of its assets, whereupon such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such party shall (i) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (ii) file a voluntary petition or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or an arrangement with its creditors or take advantage of any insolvency law with respect to itself as debtor, or (v) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency proceedings or any similar proceedings.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to close.

“Change of Control” of a company shall mean an event or series of events by which Dolan Family Interests or Persons controlled by Dolan Family Interests (any such Person, a “Dolan Family Interest Controlled Person”) (so long as no such “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Dolan Family Interests shall beneficially own (within the meaning of Rule 13d-3 (as in effect on the effective date of this Agreement) promulgated under the Exchange Act (“Rule 13d-3”)), in the aggregate, more than fifty percent (50%) of the equity interests in such Dolan Family Interest Controlled Person(s)) shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3) of shares of the capital stock of such company, having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the board of directors of such company.

“Commencement Date” shall have the meaning ascribed to that term in Section 8.1 of this Agreement.

“Dolans” shall mean the six children of Charles F. Dolan (James L. Dolan, Thomas C. Dolan, Patrick F. Dolan, Marianne Dolan Weber, Deborah A. Dolan-Sweeney and Kathleen M. Dolan).

“Dolan Family Interests” shall mean (i) any Dolan Family Member, (ii) any trust or private foundation created for the benefit of, or controlled by, any Dolan Family Members or any trust or private foundation created for the benefit of any such trust or private foundation, (iii) any estate or testamentary trust of Charles F. Dolan or any Dolan Family Member for the benefit of any Dolan Family Members, (iv) any executor, administrator, trustee, conservator or legal or personal representative of any Person or Persons specified in clauses (i), (ii) and (iii) above to the extent acting in such capacity on behalf of any Person or Persons and not individually, and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Members” shall mean the Dolans, their spouses, the Dolans’ descendants by birth or adoption (including any stepchildren of the Dolans and their descendants) and any spouse of any of such descendants.

“Entertainco” shall mean MSG Entertainment Holdings, LLC.

“Knicksco Services” shall mean those transitional services, including any Additional Services, to be provided by Knicksco to Rangersco set forth on Schedule A hereto, or provided Knicksco through Entertainco to Rangersco set forth on Schedule A.1, to assist Rangersco in operating Rangersco’s business following the Distribution. Services or actions of Overlap Individuals shall not be considered to be Knicksco Services under this Agreement unless expressly agreed in writing by both parties to this Agreement.

“League Rules” shall collectively mean NBA Rules (as defined below) and NHL Rules (as defined below).

“Loss” shall mean any damage, claim, loss, charge, action, suit, proceeding, deficiency, tax, interest, penalty and reasonable costs and expenses related thereto (including reasonable attorneys’ fees).

“MSGE-MSGK Services Agreement” shall mean the Services Agreement by and between Entertainco and Knicksco, effective as of January 1, 2025, and as such agreement may be amended, modified, extended, replaced or supplemented from time to time.

“NBA” shall mean the National Basketball Association.

“NBA Rules” shall mean (i) the NBA Constitution and By-Laws and all other rules and regulations of the NBA, as they presently exist and as they may from time to time be amended, to the extent they are of general applicability to all NBA members, and (ii) the terms of any existing or future contracts entered into by the NBA on behalf of all NBA members for the telecasting of basketball games.

“NHL” shall mean the National Hockey League.

“NHL Rules” shall mean (i) the NHL Constitution; (ii) the NHL By-Laws; (iii) all regulations duly adopted by the NHL Board of Governors in accordance with (i) or (ii) above; (iv) all other rules, regulations, policies, procedures, interpretations and agreements adopted, issued, authorized, established, entered into or otherwise promulgated, in each case pursuant to or otherwise in accordance with the items in clauses (i), (ii) or (iii) above; and (v) the terms of any contracts entered into by the NHL on behalf of all NHL member clubs for the telecasting of hockey games; in each case (i.e., clauses (i), (ii), (iii), (iv) and (v)) (x) as may be presently existing, hereafter entered into or in effect, or adopted, repealed and/or amended from time to time and (y) that are generally applicable to all NHL member clubs.

“Overlap Individuals” shall mean Persons who are directors of both Knicksco and Rangersco or employees of both Knicksco and Rangersco if such employee is compensated by both companies.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by JPMorgan Chase Bank, National Association, as its prime lending rate.

“Rangersco Services” shall mean those transitional services, including any Additional Services, to be provided by Rangersco to Knicksco set forth on Schedule B hereto to assist Knicksco in operating Knicksco’s business following the Distribution. Services or actions of Overlap Individuals shall not be considered to be Rangersco Services under this Agreement unless expressly agreed in writing by both parties to this Agreement.

“Services” shall mean, collectively, the Knicksco Services and the Rangersco Services.

“Third Party” shall mean any Person who is not a party to this Agreement.

Section 1.2. Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

SERVICES

Section 2.1. Services. (a) Knicksco shall provide to Rangersco each Knicksco Service for the term set forth opposite the description of such Knicksco Service in Schedule A (including Schedule A.1). Upon conclusion of the term set forth opposite the description of such Knicksco Service, this Agreement shall be deemed terminated with respect to such Knicksco Service. Additional Services may be provided by Knicksco to Rangersco as provided in Section 2.3. At its option, (i) Knicksco may cause any Knicksco Service it is required to provide hereunder to be provided by a Third Party that is providing, or may from time to time provide, the same or similar services for Knicksco and/or (ii) to the extent any Knicksco Service is already provided by a Third Party, Knicksco shall have the right to change the Third Party that is providing such Knicksco Service to any Third Party that is providing, or may from time to time provide, the same or similar services for Knicksco, at any time upon reasonable notice to Rangersco. In the event of such a change as permitted in clauses (i) or (ii) above results in a change in cost of Knicksco for the provision of such Knicksco Service, the applicable schedules to this agreement shall be updated to reflect the revised fees as allocated to Rangersco, provided that if such a change results in an increase over 10% of the costs currently contemplated by Schedule A (including Schedule A.1) such an amendment will require the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Rangersco.

(b) Rangersco shall provide to Knicksco each Rangersco Service for the term set forth opposite the description of such Rangersco Service in Schedule B. Upon conclusion of the term set forth opposite the description of such Rangersco Service, this Agreement shall be deemed terminated with respect to such Rangersco Service. Additional Services may be provided to Knicksco by Rangersco as provided in Section 2.3. At its option, (i) Rangersco may cause any Rangersco Service it is required to provide hereunder to be provided by a Third Party that is providing, or may from time to time provide, the same or similar services for Rangersco and/or (ii) to the extent any Rangersco Service is already provided by a Third Party, Rangersco shall have the right to change the Third Party that is providing such Rangersco Service to any Third Party that is providing, or may from time to time provide, the same or similar services for Rangersco, at any time upon reasonable notice to Knicksco. In the event of such a change as permitted in clauses (i) or (ii) above results in a change in cost of Rangersco for the provision of such Rangersco Service, the applicable schedules to this agreement shall be updated to reflect the revised fees as allocated to Knicksco, provided that if such a change results in an increase over 10% of the costs currently contemplated by Schedule B such an amendment will require the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Knicksco.

Section 2.2. Standard of Service. Knicksco and Rangersco shall maintain sufficient resources to perform their respective obligations hereunder. In performing the Services, Knicksco and Rangersco shall provide substantially the same level of service and use substantially the same degree of care as their respective personnel provided and used in providing such Services prior to completion of the Distribution for itself (but in no event less than a reasonable degree of care), subject in each case to any provisions set forth on Schedule A, A.1 or B with respect to each such Service. Each party shall provide reasonable assistance to the other party in migrating the applicable Services to the recipient of such Services.

Section 2.3. Additional Services. From time to time after the date hereof, the parties may identify additional services that one party will provide to the other party in accordance with the terms of this Agreement (the “Additional Services”). The parties shall cooperate and act in good faith to agree on the terms pursuant to which any such Additional Service shall be provided and to amend Schedule A, Schedule A.1 or Schedule B, as applicable, in accordance with such terms. Notwithstanding the foregoing, neither party shall have any obligation to agree to provide Additional Services, except that, (i) in the event that Additional Services requested by Rangersco to be provided by Knicksco are required by the NHL pursuant to applicable League Rules, and such Additional Services are the type of (or are comparable to) services that Knicksco otherwise provides for itself (or currently obtains through a Third Party), Knicksco shall use good faith efforts to provide such Additional Services in accordance with the terms of the second sentence of this Section 2.3 and otherwise in accordance with the terms of this Agreement or (ii) in the event that Additional Services requested by Knicksco to be provided by Rangersco are required by the NBA pursuant to applicable League Rules, and such Additional Services are the type of (or are comparable to) services that Rangersco otherwise provides for itself (or currently obtains through a Third Party), Rangersco shall use good faith efforts to provide such Additional Services in accordance with the terms of the second sentence of this Section 2.3 and otherwise in accordance with the terms of this Agreement.

Section 2.4. Representative. The parties shall each appoint a representative (each, a “Representative”) to facilitate communications and performance under this Agreement. Each party may treat an act of a Representative of another party as being authorized by such other party without inquiring behind such act or ascertaining whether such Representative had authority to so act. Each party shall have the right at any time and from time to time to replace its Representative by giving notice in writing to the other party. The initial representative of each party is as set forth on Schedule C.

ARTICLE III

LICENSES AND PERMITS

Section 3.1. Licenses and Permits. Each party warrants and covenants that all duties and obligations (including with respect to Knicksco, all Knicksco Services and with respect to Rangersco, all Rangersco Services) to be performed hereunder shall be performed in compliance with all material applicable federal, state and local laws, rules and regulations. Each party shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including with respect to Knicksco, the Knicksco Services and with respect to Rangersco, the Rangersco Services) hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses.

ARTICLE IV

PAYMENT

Section 4.1. General. (a) In consideration for the provision of each of the Knicksco Services, Rangersco shall pay to Knicksco the fee set forth for such Knicksco Service on Schedule A (including Schedule A.1).

(b) In consideration for the provision of each of the Rangersco Services, Knicksco shall pay to Rangersco the fee as set forth for such Rangersco Service on Schedule B.

Section 4.2. Additional Expenses. (a) In addition to the fees payable in accordance with Section 4.1(a), Rangersco shall reimburse Knicksco for all reasonable and necessary out-of-pocket costs and expenses incurred by Knicksco with respect to Third Parties in connection with the provision of Knicksco Services to Rangersco pursuant to the terms of this Agreement or paid by Knicksco on behalf of Rangersco that are not already contemplated by Schedule A (including Schedule A.1); provided that if Knicksco expects to incur in respect of a Third Party in any month costs and expenses in excess of $25,000 and not already contemplated by Schedule A (including Schedule A.1), Knicksco shall use commercially reasonable efforts to provide to Rangersco prior to the first day of such month a written notice setting forth Knicksco’s reasonable estimate of the expenses it expects to incur. For the avoidance of doubt, the parties hereby agree that Rangersco shall reimburse Knicksco for any documented attorneys’ fees and other costs incurred by Knicksco (or Entertainco on behalf of Knicksco) in connection with the provision of Knicksco Services to Rangersco if Rangersco has provided its prior approval of the Knicksco Services.

(b) In addition to the fees payable for expenses in accordance with Section 4.1(b), Knicksco shall reimburse Rangersco for all reasonable and necessary out-of-pocket costs and expenses incurred by Rangersco with respect to Third Parties in connection with the provision of Rangersco Services to Knicksco pursuant to the terms of this Agreement or paid by Rangersco on behalf of Knicksco that are not already contemplated by Schedule B; provided that if Rangersco expects to incur in respect of a Third Party in any month costs after and expenses in excess of $25,000 and not already contemplated by Schedule B, Rangersco shall use commercially reasonable efforts to provide to Knicksco prior to the first day of such a month written notice setting forth Rangersco’s reasonable estimate of the expenses it expects to incur. For the avoidance of doubt, the parties hereby agree that Knicksco shall reimburse Rangersco for any documented attorneys’ fees and other costs incurred by Rangersco in connection with the provision of Rangersco Services if Knicksco has provided its prior approval of the Rangersco Services.

Section 4.3. Adjustments. Knicksco and Rangersco shall review and evaluate the fees payable in accordance with Section 4.1 (the “Fees”) for existing services contemplated on Schedule A, A.1 or B (the “Existing Services”) for reasonableness annually and work in good faith to equitably adjust such Fees for Existing Services as appropriate to reflect among other things changes in compensation due to promotions or replacement of personnel at a lower or higher compensation level, increases or decreases in the percentage of labor-based allocation based on increased or decreased efforts of a particular individual, or adjustments to percentage of non-labor allocations tied to headcounts or other reasonable metrics. Knicksco and Rangersco shall work together in good faith to determine an appropriate date for such adjustments to take effect (which may be retroactive to the date of such changes). The addition of any Services not contemplated by Schedules A, A.1 and B shall be subject to each party’s related party transaction approval policy.

Each of Knicksco and Rangersco acknowledges that Knicksco Services provided through Entertainco to Rangersco contemplated on Schedule A.1 are provided pursuant to the MSGE-MSGK Services Agreement, and therefore, any adjustment in the fees for such services provided pursuant to the MGSE-MSGK Services Agreement shall cause the Fees for such services contemplated on Schedule A.1 hereto to be proportionally adjusted. Knicksco and Rangersco shall work together in good faith to determine an appropriate date for such adjustments to take effect (which may be retroactive to the date of such changes).

Section 4.4. Invoices. (a) Knicksco will invoice Rangersco in U.S. dollars: (i) as of the last day of each calendar month for any fees payable by Rangersco in accordance with Section 4.1(a) for Knicksco Services listed on Schedule A (including Schedule A.1) that shall have been provided pursuant to the terms of this Agreement during such month; (ii) as of the last day of each calendar month for any amounts payable by Rangersco in accordance with Section 4.2(a) (and enclosing invoices from the relevant Third Parties); and (iii) as of the last day of each calendar month for any taxes (excluding income taxes) accrued with respect to the provision of Knicksco Services to Rangersco during such month. Knicksco shall deliver or cause to be delivered to Rangersco each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. Rangersco shall pay each such invoice received by electronic funds transfer as follows: in the case of clauses (i) and (ii), within forty-five (45) Business Days of the date on which such invoice was received, and in the case of clause (iii), not later than one (1) Business Day prior to the due date for such tax payments; provided that Knicksco delivers such invoice not less than three (3) Business Days prior to the due date for such tax payments.

(b) Rangersco will invoice Knicksco in U.S. dollars: (i) as of the last day of each calendar month for any fees payable by Knicksco in accordance with Section 4.1(b) for Rangersco Services listed on Schedule B that shall have been provided pursuant to the terms of this Agreement during such month; (ii) as of the last day of each calendar month for any amounts payable by Knicksco in accordance with Section 4.2(b) (and enclosing invoices from the relevant Third Parties); and (iii) as of the last day of each calendar month for any taxes (excluding income taxes) accrued with respect to the provision of Rangersco Services to Knicksco during such month. Rangersco shall deliver or cause to be delivered to Knicksco each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. Knicksco shall pay each such invoice received by electronic funds transfer: in the case of clauses (i) and (ii), within forty-five (45) Business Days of the date on which such invoice was received, and in the case of clause (iii), not later than one (1) Business Day prior to the due date for such tax payments; provided that Rangersco delivers such invoice not less than three (3) Business Days prior to the due date for such tax payments.

Section 4.5. Failure to Pay. Any undisputed amount not paid when due shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate from the due date of such amount to the date such amount is paid. Each party agrees to pay the other party’s reasonable attorneys’ fees and other costs incurred in collection of any amounts owed to such other party hereunder and not paid when due. Notwithstanding anything to the contrary contained herein, in the event either party fails to make a payment of any undisputed amount when due hereunder, and such failure continues for a period of thirty (30) days following delivery of notice to such non-paying party of such failure, the other party shall have the right to cease provision of such Services to such non-paying party until such overdue payment (and any applicable late payment fee accrued with respect thereto) is paid in full. Such right of the party providing services shall not in any manner limit or prejudice any of such party’s other rights or remedies in the event of the non-paying party’s failure to make payments when due hereunder, including without limitation any rights or remedies pursuant to Sections 6, 8 and 10.

Section 4.6. Termination of Services. In the event of a termination of Services pursuant to Section 8, with respect to the calendar month in which such Services cease to be provided, the recipient of such Services shall be obligated to pay a fee for such Services calculated as set forth on Schedule A, A.1 or B, as applicable for the portion of the month prior to the termination. Where possible, the parties agree to work together cooperatively to seek to have terminations occur as of month ends, but this Agreement shall not limit a party’s right to effect a termination in accordance with this Agreement other than as of a month end.

ARTICLE V

INSURANCE MATTERS

Section 5.1. Existing Insurance Policies. Each of the insurance policies of Knicksco, Remainco and Rangersco in effect prior to the Distribution are listed on Schedule D hereto (the “Existing Policies”). Certain of the Existing Policies shall be transferred from the original named insured under that policy (the “Transferor”) to another party (the “Transferee”) as indicated in Schedule D (the “Transferred Policies”).

Section 5.2. Disclaimer. With respect to the Transferred Policies, each Transferor does hereby, for itself and each of its subsidiaries, agree that the applicable Transferee and its subsidiaries and their respective directors, officers and employees shall not have any liability whatsoever as a result of the insurance policies and practices of the Transferor and its affiliates as in effect at any time prior to the Distribution, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the selection, identity or performance of any Third-Party administrator, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 5.3. Insurance Transition. With respect to the Transferred Policies, each Transferor agrees to use its commercially reasonable efforts to cause the interest and rights of the applicable Transferee and each of its subsidiaries as of the date of the Distribution as insureds, additional named insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Distribution or later if so permitted by the terms of the applicable insurance policy and assuming that such policy is then in effect) of the applicable Transferee in respect of periods prior to the date of the Distribution to survive the Distribution for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies. In accordance with this Agreement the applicable Transferor shall transition the administration of the Transferred Policies and related programs noted on Schedule D to the Transferee indicated on Schedule D (or such other entity designated by the applicable Transferee) and the Transferee shall pay the costs and fees of the Transferor during such transition as provided in Article IV and Schedule A (including Schedule A.1).

Section 5.4. Claims Made Policies. With respect to the Transferred Policies, each Transferee agrees that if it obtains or maintains any insurance coverage after the date of the Distribution for matters occurring prior to that time (e.g., a claims made directors and officers insurance policy) it will also obtain or maintain such coverage for the applicable Transferor, and its subsidiaries, subject to the Transferor’s payment of the fees and costs in connection therewith as provided in this Agreement.

Section 5.5. Post-Distribution Claims for Pre-Distribution Events. In the event that a claim is made after the Distribution for an event that occurred prior to the Distribution, and such claim arises out of: (a) the Spinco Business (as defined in the Distribution Agreement), the parties will work together in good faith to ensure that such claim is made or caused to be made under the appropriate Existing Policy (whether transferred or not), that the expenses (if any) related to such a claim (e.g., payment of deductibles or expenses/recoveries not covered by the applicable Existing Policy) are borne by Rangersco, and the proceeds (if any) shall be for the benefit of Rangersco (or as otherwise mutually agreed by the parties, with the intent being achieving a fair and equitable result); (b) the MSG Sports Business (as defined in the Distribution Agreement), the parties will work together in good faith to ensure that such claim is made or caused to be made under the appropriate Existing Policy (whether transferred or not), that the expenses (if any) related to such a claim (e.g., payment of deductibles or expenses/recoveries not covered by the applicable Existing Policy) are borne by Knicksco, and the proceeds (if any) shall be for the benefit of Knicksco (or as otherwise mutually agreed by the parties, with the intent being achieving a fair and equitable result); or (c) corporate matters of the pre-Distribution consolidated business that generally impact the MSG Sports Business and Spinco Business equally (e.g., D&O), or is the result of an action of a third-party and such action impacts the pre-Distribution consolidated business equally or indiscriminately (e.g., Cyber & Media), the parties will work together in good faith to ensure that such claim is made or caused to be made under the appropriate Existing Policy (whether transferred or not), that the expenses (if any) related to such a claim (e.g., payment of deductibles or expenses/recoveries not covered by the applicable Existing Policy) are borne by Knicksco, and the proceeds (if any) shall be for the benefit of Knicksco (or as otherwise mutually agreed by the parties, with the intent being achieving a fair and equitable result).

Section 5.6. Audits and Adjustments. With respect to the Transferred Policies, each Transferee agrees that it will reimburse the applicable Transferor under this Agreement for any additional premiums or other amounts owing to any Third Party as a result of any audit or similar procedure by a Third Party, to the extent that such additional premiums or amounts owing relate to Transferee or any of its subsidiaries during the period Transferee or such subsidiaries were covered by the relevant insurance policy.

Section 5.7. No Assignment or Waiver. This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any Transferee in respect of any insurance policy or any other contract or policy of insurance.

Section 5.8. No Limitation on Insurance. Nothing in this Agreement shall be deemed to restrict a Transferor from acquiring at its own expense any other insurance policy in respect of any liabilities or covering any period.

Section 5.9. Scope. The provisions of this Article V shall not apply to insurance practices or policies relating to health and welfare plans or any other employee benefit arrangement. For the avoidance of doubt, the provisions of Article V apply to insurance practices and policies relating to workers’ compensation and the foregoing sentence does not limit the application of Article V to such practices and policies.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnification of Party Receiving Services. (a) Knicksco agrees to indemnify, defend and hold Rangersco harmless from and against any Loss to which Rangersco may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Knicksco of Knicksco Services, other than Losses resulting from Rangersco’s gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Knicksco shall not be liable under this Section 6.1 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third-Party Claim (as defined below).

(b) Rangersco agrees to indemnify, defend and hold Knicksco harmless from and against any Loss to which Knicksco may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Rangersco of Rangersco Services, other than Losses resulting from Knicksco’s gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Rangersco shall not be liable under this Section 6.1 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third-Party Claim (as defined below).

Section 6.2. Indemnification of Party Providing Services. (a) Rangersco agrees to indemnify, defend and hold Knicksco harmless from and against any Loss to which Knicksco may become subject arising out of, by reason of or otherwise in connection with, the provision hereunder by Knicksco of Knicksco Services to Rangersco where such Losses resulted from Rangersco’s gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Rangersco shall not be liable under this Section 6.2 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third-Party Claim (as defined below).

(b) Knicksco agrees to indemnify, defend and hold Rangersco harmless from and against any Loss to which Rangersco may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Rangersco of Rangersco Services to Knicksco where such Losses resulted from Knicksco’ gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Knicksco shall not be liable under this Section 6.2 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third-Party Claim (as defined below).

Section 6.3. Third-Party Claims. (a) If a claim or demand is made against Rangersco or Knicksco (each, an “Indemnitee”) by any Third Party (a “Third-Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to Section 6.1 or Section 6.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly and in any event by the date (the “Outside Notice Date”) that is the 15th Business Day after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period beginning immediately after the Outside Notice Date and ending on the date that the Indemnitee gives the required notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding anything to the contrary contained herein, Rangersco shall not be required to provide notice to Knicksco for Third-Party Claims for which Knicksco is providing legal support as part of the Knicksco Services to the extent that Knicksco has received notice in such capacity.

(b) If a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party, provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third-Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided agreements, documents, books, records, files and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party, except to the extent that providing or causing the foregoing to be provided would constitute a waiver of any Indemnitee’s attorney-client privilege.

(c) If the Indemnifying Party acknowledges in writing responsibility under this Article VI for a Third-Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third-Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and releases the Indemnitee completely in connection with such Third-Party Claim and that would not otherwise adversely affect the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim.

(d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(e) In the event and to the extent of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(f) Knicksco and Rangersco shall cooperate as may reasonably be required in connection with the investigation, defense and settlement of any Third-Party Claim. In furtherance of this obligation, the parties agree that if an Indemnifying Party chooses to defend or to compromise or settle any Third-Party Claim, Rangersco or Knicksco, as the case may be, shall use its commercially reasonable efforts to make available to the other party, upon written request, their former and then current directors, officers, employees and agents and those of their subsidiaries as witnesses and any records or other documents within its control or which it otherwise has the ability to make available, to the extent that (i) any such Person, records or other documents may reasonably be required in connection with such defense, settlement or compromise and (ii) making such Person, records or other documents so available would not constitute a waiver of the attorney-client privilege of Rangersco or Knicksco, as the case may be. At the request of an Indemnifying Party, an Indemnitee shall enter into a reasonably acceptable joint defense agreement.

(g) The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 6.4. Indemnification Payments. (a) Indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or any Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article VI within 30 days after receipt of a bill therefor or notice that a Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to, but not including the date of payment, at the Prime Rate.

(b) The amount of any claim by an Indemnitee under this Agreement shall be (i) reduced to reflect any actual tax savings or insurance proceeds received by any Indemnitee that result from the Losses that gave rise to such indemnity, and (ii) increased by an amount equal to any tax cost incurred by any Indemnitee that results from receipt of payments under this Article VI.

Section 6.5. Survival. The parties’ obligations under this Article VI shall survive the termination of this Agreement.

ARTICLE VII

COOPERATION; CONFIDENTIALITY; TITLE

Section 7.1. Good Faith Cooperation; Consents. Each party shall use commercially reasonable efforts to cooperate with the other party in all matters relating to the provision and receipt of the Services. Such cooperation shall include, but not be limited to, exchanging information, providing electronic access to systems used in connection with the Services, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder. Rangersco and Knicksco shall maintain reasonable documentation related to the Services and cooperate with each other in making such information available as needed.

Section 7.2. Confidentiality. Each party shall keep confidential from Third Parties the Schedules to this Agreement and all non-public information received from the other party regarding the Services, including, without limitation, any information received with respect to products and services of Rangersco or Knicksco, and to use such information only for the purposes set forth in this Agreement unless (i) otherwise agreed to in writing by the party from which such information was received; (ii) required by applicable law, regulation or any securities exchange (in which case the parties shall cooperate in seeking to obtain a protective order or other arrangement pursuant to which the confidentiality of such information is preserved); or (iii) mandated by either or both of the NBA or NHL pursuant to applicable League Rules; provided that to the extent disclosure is required and permitted under the terms of clauses (ii) or (iii) of this Section 7.2, the disclosing party shall provide reasonable advance notice to the non-disclosing party of such required disclosure. The covenants in this Article VII shall survive any termination of this Agreement for a period of three (3) years from the date such termination becomes effective.

Section 7.3. Internal Use; Title, Copies, Return. Except to the extent inconsistent with the express terms of the Distribution Agreement and any Ancillary Agreement other than this Agreement, each party agrees that:

(a) title to all systems used in performing any Service provided hereunder shall remain in the party providing such Service or its Third-Party vendors; and

(b) to the extent the provision of any Service involves intellectual property, including without limitation software programs or patented or copyrighted material, or material constituting trade secrets, the recipient of such Service shall not copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the party providing such Service; and upon the termination of any Service, the recipient of such Service shall return to the party providing such Service, as soon as practicable, any equipment or other property of the party providing such Service relating to such Service which is owned or leased by the party providing such Service and is or was in its possession or control.

ARTICLE VIII

TERM

Section 8.1. Duration. (a) Except as provided in Sections 4.6, 6.5, 7.2, 8.2, 8.3, 8.4 and 8.5, the term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue in full force and effect until the earlier of (i) the date that is the day prior to the second anniversary of the Commencement Date, unless otherwise mutually agreed by the parties and (ii) the earlier termination of all Services in accordance with Section 4.5 or 8.1(b).

(b) Each party acknowledges that the purpose of this Agreement is for Knicksco to provide the Knicksco Services to Rangersco on an interim basis until Rangersco can perform the Knicksco Services for itself, and for Rangersco to provide the Rangersco Services to Knicksco on an interim basis until Knicksco can perform the Rangersco Services for itself. As Rangersco becomes self-sufficient or engages other sources to provide any Knicksco Service, Rangersco shall be entitled to release Knicksco from providing any or all of the Knicksco Services hereunder by delivering a written notice thereof to Knicksco at least twenty (20) Business Days prior to the effective date of release of such Knicksco Service(s). At the end of such twenty (20) Business Day period (or such shorter period as may be agreed by the parties), Knicksco shall discontinue the provision of the Knicksco Services specified in such notice and any such Knicksco Services shall be excluded from this Agreement, Schedule A (including Schedule A.1) shall be deemed to be amended accordingly, and this Agreement shall be deemed to be terminated with respect to such Knicksco Service. Knicksco shall also be entitled to release Rangersco from providing any or all of the Rangersco Services hereunder by delivering a written notice thereof to Rangersco at least twenty (20) Business Days prior to the effective date of release of such Rangersco Service(s). At the end of such twenty (20) Business Day period (or such shorter period as may be agreed by the parties), Rangersco shall discontinue the provision of the Rangersco Services specified in such notice and any such Rangersco Services shall be excluded from this Agreement, Schedule B shall be deemed to be amended accordingly, and this Agreement shall be deemed to be terminated with respect to such Rangersco Service.

Section 8.2. Early Termination by Knicksco. Knicksco may terminate this Agreement by giving written notice to Rangersco under the following circumstances:

(a) if Rangersco shall default in the performance of any of its material obligations under this Agreement, and such default or breach shall continue and not be remedied for a period of thirty (30) days after Knicksco has given written notice to Rangersco specifying such default and requiring it to be remedied;

(b) if a Bankruptcy Event has occurred with respect to Rangersco; or

(c) if a Change of Control of Rangersco has occurred.

Section 8.3. Early Termination by Rangersco. Rangersco may terminate this Agreement by giving written notice to Knicksco under the following circumstances:

(a) if Knicksco shall default in the performance of any of its material obligations under this Agreement and such default shall continue and not be remedied for a period of thirty (30) days after Rangersco has given written notice to Knicksco specifying such default and requiring it to be remedied;

(b) if a Bankruptcy Event has occurred with respect to Knicksco; or

(c) if a Change of Control of Knicksco has occurred.

Section 8.4. Termination of MSGE-MSGK Services Agreement. As of the date hereof, Knicksco and Entertainco are party to the MSGE-MSGK Services Agreement. Knicksco and Rangersco acknowledge and agree that the Knicksco Services set forth on Schedule A.1 are provided through Entertainco pursuant to the MSGE-MSGK Services Agreement. Knicksco and Rangersco also acknowledge and agree that the fees set forth on Schedule A hereto contemplate the payment for certain services by Entertainco pursuant to the MSGE-MSGK Services Agreement (i.e., certain fees contemplate expenses being shared by more than two (2) parties). In the event that the MSGE-MSGK Services Agreement expires, is terminated, or otherwise ceases to exist (a “MSGE-MSGK Termination Event”), the parties agree that (i) Knicksco may terminate any or all of the Knicksco Services on Schedule A.1 hereto and/or (ii) certain fees on Schedule A may require adjustment to reflect payment by two (2) parties for services that are also provided for under the MSGE-MSGK Services Agreement (the “Similar Services”). In the event of a MSGE-MSGK Termination Event, (a) Knicksco shall promptly notify Rangersco of such MSGE-MSGK Termination Event, and (b) within fifteen (15) days of such MSGE-MSGK Termination Event, Knicksco shall deliver to Rangersco a revised Schedule A (including Schedule A.1), identifying any terminated Knicksco Services, the Similar Services, and an approximate pro rata distribution of fees (as applicable, based on Rangersco’s fees reflected on Schedule A (including Schedule A.1) as of the date of the MSGE-MSGK Termination Event compared to Knicksco’s fees/expenses for the same service as of the same date) previously paid for by Entertainco for such Similar Service under the MSGE-MSGK Services Agreement. Knicksco shall use reasonable efforts to adjust anticipated expenses to reflect any reduction in headcount or other needs as a result of the MSGE-MSGK Termination Event, in a way that is reasonable and generally consistent with Knicksco’s past practices. The revised Schedule A (including Schedule A.1) reflecting any terminated Knicksco Services and the pro rata allocation to Rangersco shall automatically become effective on the date that is the later of (x) forty-five (45) days from the MSGE-MSGK Termination Event or (y) thirty (30) days from the delivery of such revised Schedule A (including Schedule A.1) to Rangersco, unless, prior to that date, Rangersco notifies Knicksco that it desires to terminate any Similar Service identified, and, in either case, Schedule A shall be amended accordingly, with such revised pricing and/or termination being retroactive to the date of the MSGE-MSGK Termination Event.

Section 8.5. Suspension Due to Force Majeure. In the event the performance by either Rangersco or Knicksco of its duties or obligations hereunder is interrupted or interfered with by reason of any cause beyond its reasonable control including, but not limited to, fire, storm, flood, earthquake, explosion, war, strike or labor disruption, rebellion, insurrection, quarantine, act of God, pandemic, boycott, embargo, shortage or unavailability of supplies, riot, or governmental law, regulation or edict (collectively, “Force Majeure Events”), the party affected by such Force Majeure Event shall not be deemed to be in default of this Agreement by reason of its non-performance due to such Force Majeure Event, but shall give notice to the other party of the Force Majeure Event and the fee provided for in Section 4.1 shall be equitably adjusted to reflect the reduced performance. In such event, the party affected by such Force Majeure Event shall resume the performance of its duties and obligations hereunder as soon as reasonably practicable after the end of the Force Majeure Event.

Section 8.6. Consequences of Termination. In the event this Agreement expires or is terminated in accordance with this Article VIII, then (a) all Services to be provided will promptly cease, (b) each of Knicksco and Rangersco shall, upon request of the other party, promptly return or destroy all non-public confidential information received from the other party in connection with this Agreement (including the return of all information received with respect to the Services or products of Rangersco or Knicksco, as the case may be), without retaining a copy thereof (other than one copy for file purposes), and (c) each of Knicksco and Rangersco shall honor all credits and make any accrued and unpaid payment to the other party as required pursuant to the terms of this Agreement, and no rights already accrued hereunder shall be affected.

ARTICLE IX

RECORDS

Section 9.1. Maintenance of Records. Each of the parties shall create and maintain full and accurate books in connection with the provision of the Services, and all other records relevant to this Agreement, and upon reasonable notice from the other party shall make available for inspection and copy by such other party’s agents such records during reasonable business hours.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any Third Party is a party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the management of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided, however, that such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed 30 days from the time the parties began such negotiations.

Section 10.2. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of any form of dispute resolution with respect to all matters not subject to such dispute, controversy or claim.

Section 10.3. Other Remedies. Nothing in this Article X shall limit the right that any party may otherwise have to seek to obtain (a) preliminary injunctive relief in order to preserve the status quo pending the resolution of a dispute or (b) temporary or permanent injunctive relief from any breach of any provisions of this Agreement.

ARTICLE XI

NOTICES

Section 11.1. Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be emailed, hand delivered or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Knicksco:

MSG Sports, LLC (or, after the applicable name change, MSG Knicks, LLC)

Two Penn Plaza

New York, New York 10121

Attention: Chief Financial Officer

with a copy to:

MSG Sports, LLC (or, after the applicable name change, MSG Knicks, LLC)

Two Penn Plaza

New York, New York 10121

Attention: Head of Legal

To Rangersco:

MSG NYR Holdings, LLC

Two Penn Plaza

New York, New York 10121

Attention: Chief Financial Officer

with a copy to:

MSG NYR Holdings, LLC

Two Penn Plaza

New York, New York 10121

Attention: Head of Legal

ARTICLE XII

MISCELLANEOUS

Section 12.1. Taxes. Except as may otherwise be specifically provided herein, each party shall bear all taxes, duties and other similar charges (and any related interest and penalties) imposed as a result of its receipt of Services under this Agreement.

Section 12.2. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any Third Party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

Section 12.3. Complete Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule, the Schedule shall prevail. The rights and remedies of the parties herein provided shall be cumulative and in addition to any other or further remedies provided by law or equity.

Section 12.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other party.

Section 12.5. Waivers. The failure of any party to require strict performance by the other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 12.6. Amendments. This Agreement may not be modified or amended except by an agreement in writing by each of the parties.

Section 12.7. Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the prior written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

Section 12.8. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 12.9. Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.10. Governing Law; League Rules. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. In addition, this Agreement is subject in all respects to all applicable League Rules.

Section 12.11. Waiver of Jury Trial. The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 12.12. Specific Performance. Subject to Article X, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. For the avoidance of doubt, (i) Knicksco acknowledges and agrees that at no time during the term of this Agreement shall it seek to enjoin the playing of any professional sporting event involving any team that is owned, in whole or in part, directly or indirectly, by Rangersco for non-compliance by Rangersco of any terms of this Agreement and (ii) Rangersco acknowledges and agrees that at no time during the term of this Agreement shall it seek to enjoin the playing of any professional sporting event involving any team that is owned, in whole or in part, directly or indirectly, by Knicksco for non-compliance by Knicksco of any terms of this Agreement. The parties agree that the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 12.13. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.14. Provisions Unaffected. Nothing contained in this Agreement shall affect the rights and obligations of Remainco and Spinco pursuant to the Distribution Agreement.

Section 12.15. No Presumption. Neither Knicksco nor Rangersco shall be deemed to be the drafter of this Agreement and no term or provision of this Agreement may be construed against any party on that basis.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of the parties as of the date first herein above written.

MSG SPORTS, LLC (to be renamed MSG Knicks, LLC)

By:
Name:
Title:

MSG NYR HOLDINGS, LLC

By:
Name:
Title: